Rule 424(b)(3)
Registration No. 333-132201

Pricing Supplement dated August 13, 2008
(To Prospectus dated March 7, 2006
and Prospectus Supplement dated March 7, 2006)

TOYOTA MOTOR CREDIT CORPORATION
Medium-Term Notes, Series B - Floating Rate

Capitalized terms used in this Pricing Supplement that are defined in the Prospectus Supplement shall have the meanings assigned to them in the Prospectus Supplement.

CUSIP: 89233P2J4

Principal Amount (in Specified Currency): $325,000,000.
TMCC may increase the Principal Amount prior to the Original Issue Date but is not required to do so.

Issue Price: 100%

Trade Date: August 13, 2008

Original Issue Date: August 18, 2008

Stated Maturity Date: August 17, 2010

Initial Interest Rate: Three month LIBOR determined on
		       August 14, 2008 plus 0.10%, accruing from
		       August 18, 2008

Interest Payment Period: Quarterly

Interest Payment Dates: The 17th of each February, May, August,
			November, and on the Stated Maturity Date

Net Proceeds to Issuer: $324,870,000

Agents' Discount or Commission: See "Additional Terms of the Notes - Plan
			        of Distribution"

Agents:	Morgan Stanley & Co. Incorporated
	Barclays Capital Inc.
	Banc of America Securities LLC

Agents' Capacity:  See "Additional Terms of the Notes - Plan of Distribution"

Calculation Agent: Deutsche Bank Trust Company Americas

Interest Calculation:
[X] Regular Floating Rate Note
[ ] Inverse Floating Rate Note:
	Fixed Interest Rate:
[ ] Floating Rate/Fixed Rate Note:
	Fixed Interest Rate:
	Fixed Rate Commencement Date:

[ ] Other Floating Rate Note
	(See attached)


Interest Rate Basis:
	[ ] CD Rate
	[ ] CMS Rate
	[ ] CMT Rate
	[ ] Commercial Paper Rate
	[ ] Eleventh District Cost of Funds Rate
	[ ] Federal Funds Rate
	[ ] LIBOR Reuters/Page:
	[X] LIBOR Telerate/Page: 3750
	[ ] Prime Rate
	[ ] Treasury Rate
	[ ] Other (see attached)

If CMT:
Designated CMT Maturity Index:
	__ Year(s)
Designated CMT Telerate Page:
	[ ] 7051
	[ ] 7052
If  7052:
	[ ] Week
	[ ] Month

Spread (+/-): + 0.10%

Spread Multiplier: N/A
Index Maturity: 3 month
Index Currency: U.S. Dollars
Maximum Interest Rate: N/A
Minimum Interest Rate: N/A

Initial Interest Reset Date: November 17, 2008

Interest Rate Reset Period: Quarterly

Interest Reset Dates: The same dates as each Interest Payment Date.
		      For the avoidance of doubt, newly reset interest rates shall apply beginning on and including the Interest Reset Date, to but excluding the next Interest Payment Date

Interest Determination Date: The second London Banking Day preceding
			     each Interest Reset Date

Day Count Convention:
	[ ]  30/360
	[X]  Actual/360
	[ ]  Actual/Actual

Business Day Convention
	[ ] Following
	[X] Modified Following

Redemption: Not Applicable
Redemption Dates:
Notice of Redemption:

Repayment: Not Applicable
Optional Repayment Date(s):
Repayment Price:

Original Issue Discount:	 No

Specified Currency: U.S. dollars
Minimum Denominations: $1,000 and $1,000 increments thereafter
Form of Note:
	[X] Book-entry only
	[ ] Certificated



ADDITIONAL TERMS OF THE NOTES

Plan of Distribution

Under the terms of and subject to the conditions of the Third Amended and Restated Distribution Agreement dated March 7, 2006 between TMCC and Merrill Lynch, Pierce, Fenner & Smith Incorporated, Citigroup
Global Markets Inc., Deutsche Bank Securities Inc., HSBC Securities
(USA) Inc., J.P. Morgan Securities Inc., Morgan Stanley & Co. Incorporated ("Morgan Stanley") and Toyota Financial Services Securities USA Corporation (such agreement, the "Distribution Agreement"), Morgan Stanley, acting as principal, has agreed to purchase and TMCC has agreed to sell to Morgan Stanley $250,000,000 in principal amount of the Notes (the "Morgan
Stanley Notes") at 99.96% of such principal amount. Morgan Stanley will receive a discount or commission equal to 0.04% of such principal amount.

Under the terms of and subject to the conditions of an Appointment
Agreement dated September 14, 2007 and an Appointment Agreement Confirmation dated August 13, 2008 (which incorporates by reference the Distribution Agreement), each between TMCC and Barclays Capital Inc., Barclays Capital Inc., acting as principal, has agreed to purchase and TMCC has agreed to sell to Barclays Capital Inc., $50,000,000 in principal amount of the Notes (the "Barclays Notes") at 99.96% of such principal amount. Barclays Capital Inc. will receive a discount or commission equal to 0.04% of such principal amount.

Under the terms of and subject to the conditions of an Appointment Agreement dated September 25, 2007 and an Appointment Agreement Confirmation dated August 13, 2008 (which incorporates by reference the Distribution Agreement) each between TMCC and Banc of America Securities LLC ("Banc of America"), Banc of America, acting as principal, has agreed to purchase and TMCC has agreed to sell to Banc of America, $25,000,000 in principal amount of the Notes (the "Banc of America Notes") at 99.96% of such principal amount.
Banc of America will receive a discount or commission equal to 0.04% of such principal amount.

Under the terms and conditions of the Distribution Agreement, the obligations of Morgan Stanley, Barclays Capital Inc. and Banc of America to purchase the Morgan Stanley Notes, the Barclays Notes and the Banc of America Notes, respectively, are several and not joint, and in the event of a default by any of Morgan Stanley, Barclays Capital Inc. and Banc of America, TMCC will issue the Notes to the non-defaulting dealers only and the size of the offering will be correspondingly reduced. Under the terms and conditions of the Distribution Agreement, each of Morgan Stanley, Barclays Capital Inc. and Banc of America is committed to take and pay for its own full allocation of the Notes offered hereby if any of such allocation is taken.